Exhibit 99.1

SimplePons Introduces its 2012 Coupon Book and Unique Mobile iPhone Coupon-less App to The Treasure Coast, Palm Beach County, Broward County, and Miami Dade County, Florida

Each SimplePons Coupon Book/App filled with Thousands of Dollars of Ready To Use “Daily Deal Style” Savings All For Just $20 a Year

DELRAY BEACH, Fla. , January 4, 2012 -- Today SimplePons (OTC BB: QPON) www.SimplePons.com announced that it has introduced its 2012 Coupon Book and unique coupon-less mobile iPhone App to several Florida counties including the Treasure Coast, Palm Beach County, Broward County and Miami-Dade. Each SimplePons (short for “Simple Coupons”) Coupon Book or App is comprised of a bundle of over one hundred (100) “Daily Deal Style” coupons that provide immediate 50% off or more greater savings, ‘anytime during the year’, on everything from fine dining, fast food and entertainment venues all for just $20 a year.

SimplePons is totally different than daily deal websites, which solicit members daily, via email, to purchase coupons one-at-a-time, instead SimplePons allow their members to buy, hundreds of daily deal style coupons, all at once, with their convenient Coupon Book or iPhone App yearly all for the low price of $20 to use whenever they want to use them. Each SimplePons book/app is packed with thousands of dollars in savings. For most SimplePons users its App or Coupon Book pays for itself after just one use.

The SimplePons deal book App currently works on the Apple iPhone 3, 4, 4s and iPad. For more information on the App please go to the Apple App Store or download it for free here. For more information on how SimplePons work please visit our website at www.SimplePons.com and the ‘How It Works’ page.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, SimplePons, Inc.’s ability to develop brand recognition, relationships, execution of its business strategy, its financial resources, risks related to market acceptance and demand for its products and develop and market products such as a smartphone Applications and printed books. SimplePons, future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and SimplePons, does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

SimplePons
Rich Miller, 561-330-3500
info@Simplepons.com
simplepons.com/default/investorRelations